Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 6, 2026, relating to the consolidated financial statements of EQV Ventures Acquisition Corp. (the “Company”), which contains an explanatory paragraph about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report for the year ended December 31, 2025. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 16, 2026